As filed with the Securities and Exchange Commission on May 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYNGA INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1733483
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Address of principal executive offices) (Zip code)

2011 Equity Incentive Plan

2011 Employee Stock Purchase Plan

(Full titles of the plans)

James Gerard Griffin

Zynga Inc.

699 Eighth Street

San Francisco, CA 94103

(855) 449-9642

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Legal Department
Zynga Inc.
699 Eighth Street
San Francisco, CA 94103
(855) 449-9642

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, $0.00000625 par value per share
2011 Equity Incentive Plan	81,264,569	(2)	$10.27	(3)	$834,587,123.63	(3)	$91,053.46
2011 Employee Stock Purchase Plan	40,632,284	(4)	$8.73	(5)	$354,719,839.32	(5)	$38,699.93
TOTAL:	121,896,853		N/A		$1,189,306,962.95		$129,753.39

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the Class A common stock, $0.00000625 par value per share (the “Class A Common Stock”), of Zynga Inc. (“Zynga” or the “Registrant”) that become issuable pursuant to the anti-dilution provisions of the Zynga Inc. 2011 Equity Incentive Plan, as amended and restated on August 21, 2018 (the “2011 Plan”), and/or the Zynga Inc. 2011 Employee Stock Purchase Plan, as amended on August 15, 2012 (the “2011 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that affects the Class A Common Stock.

(2)

Represents the sum of 38,001,696 shares of Class A Common Stock and 43,262,873 shares of Class A Common Stock that were automatically added to the reserve of shares authorized for issuance under the 2011 Plan on January 1, 2020 and on January 1, 2021, respectively, pursuant to the “evergreen” provision contained in the 2011 Plan. Pursuant to such provision, on January 1st of each year commencing in 2012 and continuing through and including January 1, 2021, the number of shares authorized for issuance under the 2011 Plan is automatically increased by four percent (4%) of the aggregate number of shares of Zynga’s capital stock outstanding on December 31st of the preceding calendar year, or such lesser number of shares that may be determined by Zynga’s Board of Directors prior to such January 1st.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on a per share price of $10.27, the average of the high and low prices of the Class A Common Stock on May 5, 2021, as reported on the NASDAQ Global Select Market.

(4)

Represents the sum of 19,000,848 shares of Class A Common Stock and 21,631,436 shares of Class A Common Stock that were automatically added to the reserve of shares authorized for issuance under the 2011 ESPP on January 1, 2020 and on January 1, 2021, respectively, pursuant to the “evergreen” provision contained in the 2011 ESPP. Pursuant to such provision, on January 1st of each year commencing in 2012 and continuing through and including January 1, 2021, the number of shares authorized for issuance under the 2011 ESPP is automatically increased by the least of (i) two percent (2%) of the aggregate number of shares of Zynga’s capital stock outstanding on December 31st of the preceding calendar year, (ii) 25,000,000 shares of Class A Common Stock, or (iii) such lesser number of shares that may be determined by Zynga’s Board of Directors prior to such January 1st.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on a per share price of $8.73, which is 85% of the average of the high and low prices of the Class A Common Stock on May 5, 2021, as reported on the NASDAQ Global Select Market. Pursuant to the 2011 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of Class A Common Stock to be issued thereunder will be 85% of the lower of the fair market value of the Class A Common Stock on the first trading day of the offering period or on the applicable purchase date.

EXPLANATORY NOTE

Zynga Inc. (the “Registrant”) is filing this Registration Statement for the purpose of registering (i) an additional 81,264,569 shares of Class A Common Stock to be issued pursuant to the 2011 Plan and (ii) an additional 40,632,284 shares of Class A Common Stock to be issued pursuant to the 2011 ESPP. These shares being registered pursuant to this Registration Statement are the same class as other securities for which earlier registration statements relating to the 2011 Plan and the 2011 ESPP were filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2011 (File No. 333-178529), August 17, 2012 (File No. 333-183406), May 2, 2013 (File No. 333-188282), November 7, 2014 (File No. 333-199959), August 7, 2015 (File No. 333-206185), May 6, 2016 (File No. 333-211201), May 5, 2017 (File No. 333-217752), February 20, 2018 (File No. 333-223109) and February 28, 2019 (File No. 333-229930) (collectively, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021 (the “Annual Report”); and
(2)

All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(3)

The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A filed on December 9, 2011 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by The Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of The Registrant or document that is not deemed filed under such provisions.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS
		Incorporated by Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit/ Appendix	Filing Date	Filed Herewith

3.1	Seventeenth Amended and Restated Certificate of Incorporation of Zynga Inc.	8-K	001-35375	3.1	6/13/2014

3.2	Fifth Amended and Restated Bylaws of Zynga Inc.	10-K	001-35375	3.2	2/26/2021

4.1	Form of Zynga Inc. Class A Common Stock Certificate.	S-1/A	333-175298	4.1	11/4/2011

4.2	Indenture, dated June 14, 2019, between Zynga Inc. and Wells Fargo Bank, National Association.	8-K	001-35375	4.1	6/14/2019

4.3	Form of 0.25% Convertible Senior Note due 2024 (included in Exhibit 4.2)	8-K	001-35375	4.1	6/14/2019

4.4	Indenture, dated December 17, 2020, between Zynga Inc. and Wells Fargo Bank, National Association	8-K	001-35375	4.1	12/17/2020

4.5	Form of 0% Convertible Senior Note due 2026 (included in Exhibit 4.4)	8-K	001-35375	4.1	12/17/2020

4.6	Description of Securities	10-K	001-35375	4.4	2/28/2020

4.7	Zynga Inc. 2011 Equity Incentive Plan, as amended and restated on August 21, 2018.	8-K	001-35375	10.3	8/27/2018

4.8	Forms of Stock Option Grant Notice and Stock Option Agreement under Zynga Inc. 2011 Equity Incentive Plan.	S-1/A	333-175298	10.5	11/17/2011

4.9	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under Zynga Inc. 2011 Equity Incentive Plan.	10-Q	001-35375	10.3	05/08/2012

4.10	Form of Performance Award Agreement under Zynga Inc. 2011 Equity Incentive Plan.	8-K	001-35375	10.1	03/14/2014

4.11	Zynga Inc. 2011 Employee Stock Purchase Plan, as amended on August 15, 2012.	S-8	333-206185	4.6	08/07/2015

5.1	Opinion of Legal Counsel.					X

23.1	Consent of Legal Counsel (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included after the signature page of this Form S-8).					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on May 6, 2021.

ZYNGA INC.

By:	/s/ James Gerard Griffin
James Gerard Griffin
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Gerard Griffin and Phuong Y. Phillips, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Gibeau	Chief Executive Officer and Director	May 6, 2021
Frank Gibeau	(Principal Executive Officer)

/s/ James Gerard Griffin	Chief Financial Officer	May 6, 2021
James Gerard Griffin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark Pincus	Director and Non-Executive Chairman	May 6, 2021
Mark Pincus

/s/ Regina E. Dugan	Director	May 6, 2021
Regina E. Dugan

/s/ William “Bing” Gordon	Director	May 6, 2021
William “Bing” Gordon

/s/ Louis J. Lavigne, Jr.	Director	May 6, 2021
Louis J. Lavigne, Jr.

/s/ Carol G. Mills	Director	May 6, 2021
Carol G. Mills

/s/ Janice M. Roberts	Director	May 6, 2021
Janice M. Roberts

/s/ Ellen F. Siminoff	Director	May 6, 2021
Ellen F. Siminoff

/s/ Noel B. Watson	Director	May 6, 2021
Noel B. Watson